Exhibit 99.1
ProCentury Corporation Reports 2005 Fourth Quarter and Full Year Results
COLUMBUS, Ohio, February 28, 2006 — ProCentury Corporation (Nasdaq: PROS), a specialty property and casualty insurance holding company, reported net income for the year ended December 31, 2005 of $10.2 million, or $0.78 per diluted share compared to net income of $15.0 million, or $1.41 per diluted share for the same period in 2004. Net income for the three months ended December 31, 2005 was $5.0 million, or $0.38 per diluted share compared to net income of $5.4 million or $0.41 per diluted share for the three months ended December 31, 2004.
Highlights for the fourth quarter and year ended December 31, 2005 include:
•	An increase of 21.2% in gross premiums written for the fourth quarter of 2005 compared to the fourth quarter of 2004

•	Net income of $5.0 million, or $0.38 per diluted share for the fourth quarter of 2005

•	An increase of 12.9% in gross premiums written for the full year 2005 compared to the full year 2004.

•	A combined ratio of 99.2%, including 4.6% attributable to hurricane losses.

•	An increase of 20.1% in assets at December 31, 2005 compared to December 31, 2004.

•	Book value per share of $9.17 at December 31, 2005 compared to $8.76 at December 31, 2004.
Edward Feighan, ProCentury’s Chief Executive Officer said, “I am pleased with the progress we have made in 2005. Our premium growth was within the range that we established at the beginning of the year, and in spite of the dampening effect of the 2005 hurricane season on our earnings, we recorded a profitable combined ratio. Looking forward to 2006, we will continue to seek profitable growth opportunities, and we again anticipate gross written premium growth in the range of 10% to 15%.”
Full Year Financial Results
For the year ended December 31, 2005 ProCentury’s net income was $10.2 million or $0.78 per diluted share, down from net income of $15.0 million or $1.41 per diluted share for the same period in 2004. Net income for the full year 2005 includes a $5.4 million after-tax hurricane impact, or $0.41 per diluted share. Additionally, net income for the year ended December 31, 2004 includes net income of $1.3 million from discontinued operations, or $0.12 per diluted share.
The combined ratio was 99.2% for the year ended December 31, 2005 compared to 91.8% for the same period in 2004. For the full year 2005, the loss ratio was 66.6% and the expense ratio was 32.6%. This compares to a loss ratio of 59.9% and an expense ratio of 31.9% for the full year 2004. Included in the full year 2005 loss ratio is approximately 4.6% attributable to hurricanes.
For the year ended December 31, 2005 gross premiums written were $216.2 million, an increase of 12.9% from $191.4 million for the same period in 2004. Premiums earned were $177.6 million for the year ended 2005, up 19.5% compared to $148.7 million for the full year 2004. Investment income for the year ended December 31, 2005 was $14.5 million, an increase of 44.2% from the investment income of $10.0 million reported for the year ended 2004.

Financial Results for the Fourth Quarter 2005
For the fourth quarter ended December 31, 2005 ProCentury’s net income was $5.0 million or $0.38 per diluted share, compared to net income of $5.4 million or $0.41 per diluted share for the same period in 2004. Approximately $0.04 of the net income per diluted share for the fourth quarter 2005 is attributable to a lower effective tax rate, as a result of the relationship of our tax exempt municipal bonds to our pretax net income that was affected by the hurricanes. Additionally, net income in the fourth quarter of 2004 includes net income of $1.3 million from discontinued operations, or $0.10 per diluted share.
The combined ratio was 93.4% for the fourth quarter of 2005 compared to 91.0% for the fourth quarter of 2004. The fourth quarter 2005 combined ratio consisted of a loss ratio of 61.5% and an expense ratio of 31.9%. This compares to a loss ratio of 59.7% and expense ratio of 31.3% for the fourth quarter of 2004.
Gross premiums written for the fourth quarter of 2005 increased by 21.2% to $59.8 million compared to $49.3 million for the same period in 2004. Premiums earned were $48.2 million in the fourth quarter of 2005, up 16.6% compared to $41.3 million in the fourth quarter of 2004. Investment income for the fourth quarter of 2005 was $4.0 million, an increase of 34.3% from investment income of $3.0 million reported for the fourth quarter of 2004.
Other Fourth Quarter ProCentury News
•	On December 15, 2005, the Company announced that its board of directors approved a stock repurchase program, authorizing the company to repurchase up to $10 million of the company’s outstanding common shares.

•	On December 21, 2005, ProCentury paid a dividend of $0.025 per share to shareholders of record as of November 30, 2005. This was an increase of one-half cent compared to the prior quarter’s dividend.
Future Outlook
The following forward-looking statements are based on current expectations and actual results may differ materially as explained more completely in the note on forward-looking statements below.
The Company is currently expecting gross premiums written growth in the range of 10% to 15% for the year ended December 31, 2006. Additionally, the Company targets long-term average return on equity in the range of 13% to 15%.
Conference Call
ProCentury’s full year and fourth quarter 2005 results will be discussed by management in more detail on Wednesday, March 1, 2006 at 10:00 a.m. EST.

To listen to the call, please dial 1-866-314-9606, approximately five minutes prior to the start of the call. The Conference ID is 5058522. For those who cannot listen to the live conference call, a replay will be available from approximately 1:00 p.m. EST on March 1, 2006 until midnight on March 17, 2006. The access number for the replay is 1-800-642-1687 and the Conference ID code is 5058522. Additionally, the conference call will be broadcast live over the Internet and can be accessed by all interested parties on the Company’s website at http://www.procentury.com . Please access the website at least 15 minutes prior to the start of the call to register and to download any necessary audio software.
About ProCentury Corporation
ProCentury Corporation (Nasdaq: PROS) is a specialty property and casualty insurance holding company. Its subsidiary, Century Surety Company, underwrites property and casualty insurance for small- and mid-sized businesses. Century Surety Company primarily writes excess and surplus lines insurance and markets its products through a select network of general agents.
NOTE ON FORWARD-LOOKING STATEMENTS
Statements in this press release that are not historical statements are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are derived from information that we currently have and assumptions that we make and may be identified by words such as “believes,” “anticipates,” “expects,” “plans,” “should,” “estimates” and similar expressions. Our forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those stated or implied in our forward-looking statements, including but not limited to: 1) risks inherent in establishing loss and loss adjustment expense reserves; 2) uncertainties related to the ratings of our insurance subsidiary; 3) uncertainties related to governmental and regulatory policies; 4) uncertainties relating to the cyclical nature of our business; 5) changes in our relationships with, and the capacity of, our general agents; and 6) the risk that our reinsurers may not be able to fulfill their obligations to us. You are cautioned not to place undue reliance on forward-looking statements, which are made only as of the date of this press release. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For additional disclosure regarding potential risks, please refer to documents we file with the Securities and Exchange Commission.

PROCENTURY CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)
(dollars in thousands, except per share data)

	Quarter Ended	Quarter Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,	December 31,
	2005	2004	2005	2004

Gross premiums written	$59,775	49,331	216,164	191,405
Net premiums written	$53,095	42,992	189,519	166,024

Premiums earned	$48,151	41,281	177,630	148,702
Net investment income	3,967	2,954	14,487	10,048
Net realized investment gains (losses)	(107)	(72)	(326)	50

Total revenues	52,011	44,163	191,791	158,800

Losses and loss expenses	29,622	24,660	118,346	89,066
Amortization of deferred policy acquisition costs	11,439	9,853	42,935	33,872
Other operating expenses	3,905	3,056	14,265	13,292
Severance expense	—	—	793	250
Interest expense	514	385	1,873	1,498
Interest expense on the redemption of the Class B Shares	—	—	—	518

Total expenses	45,480	37,954	178,212	138,496

Income before income taxes	6,531	6,209	13,579	20,304
Income tax expense	1,575	2,073	3,338	6,583
Net income from continuing operations	4,956	4,136	10,241	13,721
Discontinued operations, net of tax	—	1,259	—	1,259

Net income	$4,956	5,395	10,241	14,980

Basic income per share:
Income from continuing operations	$0.38	0.31	0.78	1.29
Discontinued operations, net of taxes	—	0.10	—	0.12

Net income	$0.38	0.41	0.78	1.41

Diluted income per share:
Income from continuing operations	$0.38	0.31	0.78	1.29
Discontinued operations, net of taxes	—	0.10	—	0.12

Net income	$0.38	0.41	0.78	1.41

Weighted average of shares outstanding — basic	13,078,136	13,155,995	13,060,509	10,623,645

Weighted average of shares outstanding — diluted	13,142,354	13,203,961	13,129,425	10,653,316

Loss and loss expense ratio	61.5%	59.7%	66.6%	59.9%
Expense ratio	31.9	31.3	32.6	31.9

Combined ratio	93.4%	91.0%	99.2%	91.8%

PROCENTURY CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)
(dollars in thousands, except per share data)

	December 31,	December 31,
	2005	2004
Assets
Investments	$360,782	305,718
Cash	5,628	7,732
Premiums in course of collection, net	14,849	10,696
Deferred policy acquisition costs	20,649	17,411
Prepaid reinsurance premiums	10,989	9,382
Reinsurance recoverable on paid and unpaid losses, net	43,870	33,382
Other assets	17,378	10,606

Total assets	$474,145	394,927

Liabilities and Shareholders’ Equity
Loss and loss expense reserves	$211,647	153,236
Unearned premiums	95,631	82,135
Long term debt	25,000	25,000
Other liabilities	20,664	19,319

Total liabilities	352,942	279,690

Shareholders’ equity:
Capital stock, without par value	—	—
Additional paid-in capital	100,202	100,110
Retained earnings	24,846	15,727
Unearned share compensation	(695)	(1,420)
Accumulated other comprehensive (loss) income, net of taxes	(3,150)	820

Total shareholders’ equity	121,203	115,237

Total liabilities and shareholders’ equity	$474,145	394,927

Book value per share	$9.17	8.76

Number of common shares outstanding	13,211,019	13,155,995

Source: ProCentury
Contact: Jeff Racz, 614-823-6302